Exhibit 5

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

NUTRITION 21, INC.

Under Section 805 of the Business Corporation Law

* * * * * * *

WE, THE UNDERSIGNED, Paul Intlekofer and Benjamin Sporn, being respectively the President and Chief Executive Officer and the Secretary of Nutrition 21, Inc. hereby certify:

1.     The name of the corporation is Nutrition 21, Inc.

2.  The certificate of incorporation of said corporation was filed with the Department of State on June 29, 1983. The name under which the corporation was formed was APPLIED MICRO BIOLOGY, INC.

3.  (a)The certificate of incorporation is amended to increase the aggregate number of share of Common Stock, which the corporation shall have the authority to issue from 100,000,000 to 150,000,000.

  (b) To effect the foregoing, paragraph (a) of Article FOURTH, relating to the number of shares the corporation shall have the authority to issue shall be amended to read in its entirety as follows:

“(a) The aggregate number of shares which the Corporation shall have the authority to issue is 155,000,000 which are divided into 150,000,000 shares of Common Stock of a par value of $.005 per share and 5,000,000 shares of Preferred Stock of a par value of $.01 per share.”

4.  The amendment to the Certificate of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote at a meeting held on the ___ day of June, 2005, and by the affirmative vote of the Board of Directors.

IN WITNESS WHEREOF, we have signed this certificate this ___ day of November, 2007 and we affirm the statements contained therein as true under penalties of perjury.

Paul Intlekofer President and Chief Executive Officer

Benjamin Sporn Secretary